Exhibit 99.1

Royal Gold Reports Continued Strong Financial Performance for the Third Quarter of 2023

DENVER, COLORADO. NOVEMBER 1, 2023: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold,” the “Company,” “we,” “us,” or “our”) reports net income of $49.3 million, or $0.75 per share, for the quarter ended September 30, 2023, (“third quarter”) on revenue of $138.6 million and operating cash flow of $98.1 million. Adjusted net income[1] was $49.7 million, or $0.76 per share.

“We turned in another quarter of strong financial results with year-over-year increases in revenue, earnings and operating cash flow,” commented Bill Heissenbuttel, President and CEO of Royal Gold. “The cash flow produced by our portfolio allowed us to pay down a further $75 million of the amount drawn on our revolving credit facility, and we ended the quarter with increased liquidity of approximately $770 million. While cash flow was strong and the portfolio generally performed well, short-term production delays and interruptions at a couple of our major revenue drivers may mean that sales for the year will come in at the low end of, or slightly below, the guidance range we provided in April.”

“In a short nine-month period, we have more than fully repaid the debt we borrowed to fund the acquisition of the second of two royalties on the world-class Cortez Complex,” continued Mr. Heissenbuttel. “The use of short-term borrowings to finance the acquisition of long-life assets provides shareholders full exposure to those assets without dilution.”

Third Quarter 2023 Highlights:

●
Solid financial results with revenue of $138.6 million, operating cash flow of $98.1 million and earnings of $49.3 million, increases of 5%, 3% and 8%, respectively, compared to the prior year period
●
Revenue split: 78% gold, 11% silver, 10% copper
●
Production volume of 71,900 GEOs[2]
●
Sustained high adjusted EBITDA margin[1] of 78%
●
Debt reduced to $325 million after $75 million repayment
●
Total available liquidity increased to $768 million
●
Paid quarterly dividend of $0.375 per share, a 7% increase over the prior year period

Recent Portfolio Developments

Principal Property Updates

Optimization Review Underway and Updated Gold Production Guidance Provided at Mount Milligan

On October 31, 2023, Centerra Gold Inc. (“Centerra”) reported that a full asset optimization review of the Mount Milligan mine in British Columbia has been launched, which includes assessments of productivity and cost efficiency opportunities in concert with mine plan optimization. Centerra expects this review to identify and drive incremental operational improvements and is expected to be completed in 2024.

Centerra also reported that production during the third quarter was impacted by mine sequencing and lower recoveries caused by blending of ores mined from different phases of the pit. Centerra expects that medium-term recoveries for gold and copper will be similar to those achieved in 2023, and metallurgical reviews to increase recoveries from current levels are underway.

Centerra now expects full year 2023 gold production at Mount Milligan to be 150,000 to 160,000 ounces, down from the previous guidance range of 160,000 to 170,000 ounces, and copper production to be near the low end of the previously-provided guidance range of 60 to 70 million pounds. Centerra also expects higher levels of gold production and similar levels of copper production in 2024 compared to 2023 production guidance levels.

Delayed Ramp-Up of Plant Expansion with Further Deferral of Silver Deliveries at Pueblo Viejo

On October 12, 2023, Barrick Gold Corporation (“Barrick”) provided a brief update on production at Pueblo Viejo in the Dominican Republic. According to Barrick, ramp-up of the expansion project was delayed due to equipment design deficiencies, and Barrick’s share of gold production at Pueblo Viejo was approximately 79,000 ounces in the third quarter.

1 Adjusted net income, adjusted net income per share and adjusted EBITDA margin are non-GAAP financial measures. See Schedule A of this press release for additional information, including a detailed description of adjustments to net income.

2 See Schedule A of this press release for additional information about gold equivalent ounces, or GEOs.

Gold production in the third quarter was impacted by lower ore grades processed due to mine sequencing, as well as lower mill throughput and lower mill recovery associated with the commissioning of the mill expansion.

Silver stream deliveries were approximately 171,100 ounces for the third quarter compared to 319,100 ounces for the prior year quarter, and an additional 80,600 ounces of silver deliveries were deferred during the current period. As of September 30, 2023, approximately 688,300 ounces remain deferred, and the timing for the delivery of the entire deferred amount is uncertain. We expect that silver recoveries could remain highly variable and material deliveries of deferred silver ounces are not expected until the plant expansion is complete and is running at full production levels.

Conceptual Preliminary Economic Assessment Provided for the Fourmile Project at Cortez

On September 12, 2023, Barrick provided an update on its 100%-owned Fourmile Project within the Cortez Complex in Nevada, which is covered by royalty interests held by Royal Gold. According to Barrick, ongoing drilling demonstrates the significant potential to increase the grade and size of the Fourmile Project, and work is underway to assess options for an independent exploration decline access in support of a pre-feasibility study. Barrick expects this decline would also be used for development and production complementing the current development at the Goldrush Project. Barrick’s preliminary economic assessment indicates that the Fourmile Project could support a potential gold production profile of 300,000 to 400,000 ounces per year in addition to the existing Cortez Complex production profile of 950,000 to 1,200,000 ounces per year over 10 years.

Definitive Agreement Reached to End the Strike at Peñasquito

During the three months ended September 30, 2023, no royalty production from Peñasquito was reported due to the suspension of operations resulting from a strike action on June 7, 2023 by the National Union of Mine and Metal Workers of the Mexican Republic (the “Union"). According to Newmont Corporation (“Newmont”), on October 13, 2023, a definitive agreement was reached between Newmont and the Union that also received approval from the Mexican Labor Court, ramp-up of operations has since commenced, and operations at Peñasquito are expected to reach full operating capacity by the end of the fourth quarter of 2023.

Other Property Updates

Recent notable updates as reported by the operators of other select portfolio assets include:

Producing Properties

King of the Hills (1.5% NSR royalty): On September 7, 2023, Red 5 Limited (“Red 5”) reported an updated mineral resource and ore reserve as of June 30, 2023, at the King of the Hills mine in Western Australia. According to Red 5, contained gold in proven and probable reserves increased to 2.5 million ounces, with contained gold in total measured, indicated and inferred resources increasing significantly to 4.5 million ounces. According to Red 5, significant emphasis has been placed on grade control and resource conversion with a focus on de-risking stoping areas within the fiscal year 2024 and 2025 mine plans, and surface and underground drilling is expected to continue throughout the year to continue increasing the definition, understanding and size of the orebody, which remains open in all directions.

Rainy River (6.5% gold stream, 60% silver stream): New Gold Inc. (“New Gold”) reported strong third quarter production of 66,374 GEOs from the Rainy River mine in Ontario, which was attributed to higher gold grades. According to New Gold, development of the connection ramp from Intrepid to the underground Main Zone is on track for first ore production from the underground Main Zone in the second half of 2024, and production at Rainy River is tracking towards the top end of the 2023 guidance range of 235,000 to 265,000 GEOs.

Red Chris (1% NSR royalty): Newcrest Mining Limited (“Newcrest) reported continued development of the block cave during the quarter at the Red Chris mine in British Columbia, with the exploration decline advanced to 3,580 meters and the conveyor decline advanced to 548 meters as of October 8, 2023. Newcrest also reported progress on the block cave feasibility study with completion expected in the second half of 2023, and further exploration at the Gully Zone, Far West and recently-recognized White Rock Canyon targets.

Robinson (3.0% NSR Royalty): KGHM International Ltd. (”KGHM”) reported on August 17, 2023, that lower production in the first half of 2023 from the Robinson mine in Nevada was due to the mining of lower grade transition ore, with the expectation that production will improve when higher-grade ore in the main part of the Ruth West 5 deposit is reached in the fourth quarter of 2023. Further, according to KGHM, the remaining expected mine life at Robinson is 14 years.

Development and Evaluation Properties

Back River (1.95% GSR royalty on the Goose Project): B2Gold Corp. (“B2Gold”) provided a construction update on September 18, 2023, and confirmed that the Goose Project in the Back River Gold District in Nunavut remains on schedule to pour first gold in the first quarter of 2025. According to B2Gold, mining of the Echo open pit is progressing, underground mining has exceeded 1,300 meters of horizontal development, and erection of structural steel in the mill area has commenced. B2Gold also reported that 11,000 meters of drilling in 44 drill holes has been completed, with a focus on resource confirmation and resource expansion in the Umwelt and Llama deposits, as well as the testing of various regional targets. B2Gold expects to complete an updated Goose Project life of mine plan in the second half of 2023.

Bellevue (2% NSR royalty): Bellevue Gold Limited (“Bellevue”) announced on October 26, 2023, that first gold had been poured at the Bellevue Gold Project in Western Australia. Bellevue reported that the project is now in the commissioning phase, with plant throughput forecast to ramp up to consistent production at the nameplate processing capacity of 1 million tonnes per year.

Côté Gold (1% NSR royalty): IAMGOLD Corporation reported that construction completion at the Côté Gold Project had reached approximately 92% as of September 30, 2023, with production expected to commence in early 2024.

Granite Creek (3.0% NSR and 2.94% NSR royalties): On October 11, 2023, i-80 Gold Corp. (“i-80”) provided a development and exploration update on the Granite Creek Project in Nevada. According to i-80, record monthly tonnage and gold mineralization was mined from the Ogee Zone in August 2023, and a drill program targeting the South Pacific Zone (“SPZ”) has defined high grade mineralization over a significant strike length. i-80 is targeting the SPZ as a priority for development and is extending a decline with a target to bring the SPZ into the Granite Creek mine plan in 2024. i-80 further reported that the Granite Creek deposit remains open at depth and along strike from the existing underground workings.

Great Bear (2% NSR royalty): Kinross Gold Corporation (“Kinross”) provided an update on activity at the Great Bear Project in Ontario on August 2, 2023. Kinross reported that it had signed an Advanced Exploration Agreement with the Wabauskang and Lac Seul First Nations as the Company moves from surface exploration to underground exploration. Kinross further reported that its focus for 2023 is on inferred drilling in the area half a kilometre to one kilometre below surface, and that it continues to advance studies and plans to release a preliminary economic assessment in 2024.

Mara Rosa (1.0% NSR and 1.75% NSR royalties): Hochschild Mining PLC announced on September 6, 2023, that the Mara Rosa Project in Brazil is advancing on schedule and on budget with total project progress at 92%, and production remains on track for the first half of 2024.

Third Quarter 2023 Overview

In the third quarter, we recorded net income and comprehensive income attributable to Royal Gold stockholders (“net income”) of $49.3 million, or $0.75 per basic and diluted share, as compared to net income of $45.8 million, or $0.70 per basic and diluted share, for the quarter ended September 30, 2022. The increase in net income was primarily attributable to higher revenue, as discussed below.

For the third quarter, we recognized total revenue of $138.6 million, comprised of stream revenue of $99.0 million and royalty revenue of $39.6 million at an average gold price of $1,928 per ounce, an average silver price of $23.57 per ounce and an average copper price of $3.79 per pound. This is compared to total revenue of $131.4 million for the prior year period, comprised of stream revenue of $98.7 million and royalty revenue of $32.7 million, at an average gold price of $1,729 per ounce, an average silver price of $19.23 per ounce and an average copper price of $3.51 per pound.

The increase in our total revenue resulted primarily from higher gold production at the Cortez Legacy Zone, the new Cortez royalties acquired in 2022 and higher gold, silver and copper prices when compared to the prior year period. This increase was partially offset by the suspension of operations at Peñasquito on June 7, 2023 due to a strike by the Union which resulted in no royalty revenue recognized for the three months ended September 30, 2023.

Cost of sales, which excludes depreciation, depletion and amortization (“DD&A”), decreased to $21.4 million for the third quarter, from $23.2 million for the prior year period. The decrease, when compared to the prior year quarter, was primarily due to lower gold sales at Mount Milligan and lower gold and silver sales at Pueblo Viejo, partially offset by higher silver sales at Khoemacau. Cost of sales is specific to our stream agreements and is the result of our purchase of gold, silver and copper for a cash payment. The cash payment for gold from Mount Milligan is the lesser of $435 per ounce or the prevailing market price of gold when purchased, while the cash payment for our other streams is a set contractual percentage of the gold, silver or copper (Mount Milligan) spot price near the date of metal delivery.

General and administrative costs increased to $9.9 million for the third quarter, from $7.6 million for the prior year period. The increase was primarily due to higher corporate costs and an increase in non-cash stock compensation expense.

Depreciation, depletion and amortization increased to $40.1 million for the third quarter, from $37.8 million for the three months ended September 30, 2022. The increase was primarily due to higher depletion expense at Khoemacau due to the ramp-up of production and additional depletion expense from the new royalties acquired at Cortez in 2022, when compared to the prior year quarter. The increase was partially offset by lower depletion expense at Mount Milligan and Pueblo Viejo, which was due to lower depletion rates as a result of proven and probable mineral reserve increases when compared to the prior year period.

Interest and other expense decreased to $7.3 million for the third quarter, from $8.8 million for the three months ended September 30, 2022. The decrease was primarily due to lower interest expense as a result of lower average amounts outstanding under our revolving credit facility when compared to the prior year quarter. We had $325 million outstanding under our revolving credit facility as of September 30, 2023, compared to $450 million outstanding as of September 30, 2022. The current all-in borrowing rate under our revolving credit facility was 6.7% as of September 30, 2023, compared to 4.2% in the prior year period.

For the third quarter, we recorded income tax expense of $10.8 million, compared with income tax expense of $11.0 million for the three months ended September 30, 2022. The income tax expense resulted in an effective tax rate of 17.8% in the current period, compared with 19.3% for the three months ended September 30, 2022.

Net cash provided by operating activities totaled $98.1 million for the third quarter, compared to $95.0 million for the prior year period. The increase was primarily due to higher royalty revenue during the current period.

Net cash used in investing activities was approximately $0 for the third quarter, compared to $678.6 million for the prior year period. The decrease was primarily due to fewer acquisitions of royalty and stream interests compared to the prior year period.

Net cash used in financing activities totaled $101.4 million for the third quarter, compared to net cash provided by financing activities of $425.3 million for the prior year period. The decrease was primarily due to reduced borrowings and repayments of $75 million on our revolving credit facility during the current year period.

At September 30, 2023, we had current assets of $163.8 million compared to current liabilities of $70.9 million, which resulted in working capital of $92.9 million and a current ratio of 2 to 1. This compares to current assets of $185.8 million and current liabilities of $63.6 million at December 31, 2022, resulting in working capital of $122.2 million and a current ratio of approximately 3 to 1. The decrease in working capital was primarily due to a decrease in our available cash, which resulted from increased debt repayments during the current period.

Other Corporate Updates

Total Available Liquidity Increases to Approximately $768 Million

On September 6, 2023, Royal Gold repaid $75 million of outstanding borrowings on the $1 billion revolving credit facility, resulting in $325 million outstanding and $675 million available as of September 30, 2023. Total liquidity at the end of the third quarter increased to approximately $768 million, which consisted of $92.9 million of working capital and the $675 million undrawn amount available under the revolving credit facility.

Outlook for 2023

We are currently forecasting that sales for 2023 may be at the low end of, or slightly below, the previously issued guidance range of 320,000 to 345,000 GEOs. We expect that there will be no changes to previously issued guidance for DD&A expense of $490 to $540 per GEO and an effective tax rate of 17% to 22% for 2023.

Royal Gold has no material additional financing commitments.

Property Highlights

A breakdown of revenue for the Company’s stream and royalty portfolio can be found on Table 1 for the three and nine month periods ended September 30, 2023 and September 30, 2022. Historical production reported by operators of the Company’s principal stream and royalty properties can be found on Table 2. Calendar year 2023 operator production estimates for the Company’s principal stream and royalty properties compared to actual production reported through September 30, 2023 by the operators at these properties can be found on Table 3. Stream segment purchases and sales for the three and nine month periods ended September 30, 2023 and September 30, 2022 and inventories for December 31, 2022 and September 30, 2023 can be found on Table 4. Highlights at certain of the Company’s principal producing and development properties during the quarter ended September 30, 2023, compared to the quarter ended September 30, 2022, are detailed in the Company’s Quarterly Report on Form 10-Q, which is expected to be filed with the Securities and Exchange Commission on November 2, 2023.

CORPORATE PROFILE

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests. As of September 30, 2023, the Company owned interests on 181 properties on five continents, including interests on 39 producing mines and 22 development stage projects. Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:	Third Quarter Call Information:

Alistair Baker	Dial-In	833-470-1428 (U.S.); toll free
Vice President Investor Relations and Business Development	Numbers:	833-950-0062 (Canada); toll free 929-526-1599 (International)

(720) 554-6995	Access Code:	573024

Note: Management’s conference call reviewing the third quarter will be held on Thursday, November 2, 2023, at 1:00 pm Eastern Time (11:00 am Mountain Time). The call will be webcast and archived on the Company’s website for a limited time.

	Webcast URL:	www.royalgold.com under Investors, Events & Presentations

Additional Investor Information: Royal Gold routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investors tab. Investors and other interested parties are encouraged to enroll at www.royalgold.com to receive automatic email alerts for new postings.

Forward-Looking Statements: This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from these statements. Forward-looking statements are often identified by words like “will,” “may,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “anticipate,” “plan,” “forecast,” “potential,” “intend,” “continue,” “project,” or negatives of these words or similar expressions. Forward-looking statements include, among others, statements about the following: our expected financial performance and outlook, including our 2023 guidance for GEOs, DD&A expense per GEO, and effective tax rate; operators’ expected operating and financial performance, including production, deliveries, mine plans, environmental and feasibility studies, technical reports, mine facilities, mineral resources and reserves, development, and asset assessments (including Barrick’s preliminary economic assessment at the Fourmile Project and Centerra’s full asset optimization review); our strategy of using short-term borrowings to finance acquisitions without dilution; the timing of royalty payments and metal deliveries, including deferred amounts at Pueblo Viejo; and the usefulness and importance of non-GAAP financial measures.

Factors that could cause actual results to differ materially from these forward-looking statements include, among others, the following: a lower-price environment for gold, silver, copper or other metals; operating activities or financial performance of properties on which we hold stream or royalty interests, including inaccuracies in operators’ disclosures, variations between actual and forecasted performance, operators’ ability to complete projects on schedule and as planned, operators’ changes to mine plans and reserves and resources, liquidity needs, mining and environmental hazards and risks (including as a result of climate change), labor disputes, distribution and supply chain disruptions, permitting and licensing issues, or operational disruptions; contractual issues involving our stream or royalty agreements; delays in the completion of the plant expansion at Pueblo Viejo; adverse results of Centerra’s Mount Milligan asset optimization studies and Barrick’s assessment of the Four Mile project; contractual issues involving our stream or royalty agreements; timing of metal deliveries from operators and our subsequent sales of metal; risks associated with doing business in foreign countries; increased competition for stream and royalty interests; potential cyber-attacks, including ransomware; our ability to identify, finance and complete acquisitions; adverse economic and market conditions, including as a result of government policies, war, natural disasters, and public health issues; changes in laws or regulations governing us, operators or operating properties; changes in management and key employees; pandemics and epidemics, and any related government policies and actions; scrutiny and increased regulation of non-GAAP financial measures; and other factors described in our reports filed with the Securities and Exchange Commission, including Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2022. Most of these factors are beyond our ability to predict or control. Other unpredictable or unknown factors not discussed in this release could also have material adverse effects on forward looking statements.

Forward-looking statements speak only as of the date on which they are made. We disclaim any obligation to update any forward-looking statements, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.

Statement Regarding Third-Party Information: Certain information provided in this press release, including production estimates, has been provided to us by the operators of the relevant properties or is publicly available information filed by these operators with applicable securities regulatory bodies, including the Securities and Exchange Commission. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of any such third-party information and refers the reader to the public reports filed by the operators for information regarding those properties.

Information in this press release concerning the Khoemacau Copper Project was provided to the Company by Cupric Canyon Capital L.P., the privately held owner and developer of Khoemacau. Such information may not have been prepared in accordance with applicable laws, stock exchange rules or international standards governing preparation and public disclosure of technical data and information relating to mineral properties. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of this third-party information, and investors are cautioned not to rely upon this information.

TABLE 1

Revenue by Stream and Royalty Interests for the Three and Nine Months ended September 30, 2023 and September 30, 2022
(In thousands)

			Three Months Ended		Nine Months Ended
			September 30,		September 30,
Stream/Royalty	Metal(s)	Current Stream/Royalty Interest[1]	2023	2022	2023	2022
Stream:
Canada
Mount Milligan	Gold, copper	35% of payable gold and 18.75% of payable copper	$33,876	$41,553	$121,739	$129,596
Rainy River	Gold, silver	6.5% of gold produced and 60% of silver produced	8,701	5,308	28,667	23,342
Latin America
Pueblo Viejo	Gold, silver	7.5% of Barrick's interest in payable gold and 75% of Barrick's interest in payable silver	$16,688	$21,156	$62,586	$64,232
Andacollo	Gold	100% of payable gold	14,644	12,170	35,401	39,565
Xavantina	Gold	25% of gold produced	6,976	5,288	17,195	13,494
Africa
Khoemacau	Silver	100% of payable silver	$9,047	$5,050	$27,082	$12,641
Wassa	Gold	10.5% of payable gold	8,296	7,390	24,576	22,840
Prestea and Bogoso	Gold	5.5% of payable gold	750	818	2,736	3,152
Total stream revenue			$98,978	$98,732	$319,982	$308,863
Royalty:
Canada
Voisey's Bay	Copper, nickel, cobalt	2.7% NVR	$1,267	$2,679	$3,317	$10,502
Red Chris	Gold, copper	1.0% NSR	-	-	3,170	3,432
Canadian Malartic	Gold	1.0%-1.5% sliding-scale NSR	301	1,018	1,334	3,678
LaRonde Zone 5	Gold	2.0% NSR	629	706	1,870	1,845
Williams[2]	Gold	0.97% NSR	531	236	(1,229)	697
Other-Canada	Various	Various	363	187	1,123	1,223
United States
Cortez
Legacy Zone	Gold	Approx. 9.4% GSR Equivalent	$19,668	$4,562	$57,062	$29,413
CC Zone	Gold	Approx. 0.45%-2.2% GSR Equivalent	2,948	-	9,674	-
Robinson	Gold, copper	3.0% NSR	1,333	1,875	5,490	8,301
Marigold	Gold	2.0% NSR	739	1,762	2,517	4,622
Leeville	Gold	1.8% NSR	1,388	1,104	3,542	3,041
Goldstrike	Gold	0.9% NSR	447	604	1,079	2,383
Wharf	Gold	0.0%-2.0% sliding-scale GSR	869	577	2,461	1,857
Other-United States	Various	Various	844	929	3,258	2,999
Latin America
Peñasquito[3]	Gold, silver, lead, zinc	2.0% NSR	$-	$9,010	$13,538	$31,768
Dolores	Gold, silver	3.25% NSR (gold), 2.0% NSR (silver)	1,964	2,085	5,875	7,147
El Limon	Gold	3.0% NSR	1,627	1,169	4,122	4,411
Other-Latin America	Various	Various	-	472	456	1,073
Africa
Other-Africa	Various	Various	$-	$-	$-	$430
Australia
South Laverton	Gold	1.5% NSR, 4.0% NPI	$1,647	$1,675	$5,277	$4,694
King of the Hills	Gold	1.5% NSR	1,161	-	3,106	-
Gwalia Deeps	Gold	1.5% NSR	833	706	2,682	3,227
Meekatharra	Gold	0.45% or 1.5% NSR and A$10/oz	587	750	1,658	2,298
Other-Australia	Various	Various	467	315	1,152	1,314
Europe
Las Cruces	Copper	1.5% NSR (copper)	$26	$276	$535	$1,008
Total royalty revenue			$39,639	$32,697	$133,069	$131,363
Total revenue			$138,617	$131,429	$453,051	$440,226
1	Refer to Part I, Item 2, of the Company’s Annual Report on Form 10-K for a full description of the Company’s stream and royalty interests.
2	The Williams royalty revenue was negative for the nine months ended September 30, 2023, due to a one-time, non-cash accounting adjustment during the quarter ended June 30, 2023, related to past production subject to our royalty interest.
3	No royalty production from Peñasquito was reported in the three months ended September 30, 2023, due to the suspension of operations resulting from a strike action on June 7, 2023.

TABLE 2

Operators’ Historical Production for Principal Properties

				Reported Production For The Quarter Ended[2]
Property	Operator	Current Stream/ Royalty Interest[1]	Metal(s)	Sep. 30, 2023		Jun. 30, 2023		Mar. 31, 2023		Dec. 31, 2022		Sep. 30, 2022
Stream:
Mount Milligan	Centerra	35% of payable gold	Gold	11,300	oz	17,500	oz	15,200	oz	20,200	oz	18,200	oz
		18.75% of payable copper	Copper	3.2	Mlb	1.7	Mlb	4.5	Mlb	4.5	Mlb	2.7	Mlb
Pueblo Viejo	Barrick (60%)	7.5% of Barrick's interest in payable gold	Gold	6,800	oz	7,400	oz	7,900	oz	8,900	oz	8,600	oz
		75% of Barrick's interest in payable silver[3]	Silver	150,700	oz	362,200	oz	337,900	oz	302,400	oz	307,100	oz
Andacollo	Teck	100% of payable gold	Gold	7,500	oz	4,000	oz	7,000	oz	4,600	oz	6,800	oz
Khoemacau	Khoemacau Copper Mining	100% of payable silver	Silver	386,100	oz	373,000	oz	404,100	oz	307,300	oz	255,900	oz
Royalty:
Cortez	Nevada Gold Mines LLC	9.4% GSR on Legacy Zone[4]	Gold	98,800	oz	68,100	oz	117,200	oz	109,200	oz	36,600	oz
		0.45%-2.2% GSR on CC Zone[4]	Gold	120,000	oz	111,500	oz	106,600		114,000		NA
Peñasquito	Newmont Corporation	2.0% NSR	Gold	-	oz	48,100	oz	55,600	oz	164,300	oz	144,300	oz
			Silver	-	Moz	6.0	Moz	6.1	Moz	7.1	Moz	6.8	Moz
			Lead	-	Mlb	35.6	Mlb	36.4	Mlb	40.3	Mlb	29.6	Mlb
			Zinc	-	Mlb	89.7	Mlb	99.2	Mlb	83.5	Mlb	84.6	Mlb

1	Refer to Part I, Item 2, of the Company’s Annual Report on Form 10-K for a full description of the Company’s stream and royalty interests.
2	Reported production relates to the amount of stream metal sales and the metal sales attributable to the Company’s royalty interests for the stated periods and may differ from the operators’ public reporting.
3	The Pueblo Viejo silver stream is determined based on a fixed metallurgical recovery of 70% of silver in mill feed.
4	Approximate blended royalty rates as described in the press release “Royal Gold Announces Acquisition of Additional Royalty Interests on the World-Class Cortez Gold Complex in Nevada and Outlines Simplified Approach to Describing Royal Gold’s Multiple Royalty Interests at Cortez” issued January 5, 2023.

TABLE 3

Operator’s Estimated and Actual Production

	Calendar Year 2023 Operator's Production			Calendar Year 2023 Operator's Production
	Estimate[1]			Actual[2]
Stream/Royalty	Gold (oz)	Silver (oz)	Base Metals (lb)	Gold (oz)	Silver (oz)	Base Metals (lb)
Stream:
Andacollo[3]	22,000 - 27,000			17,500
Mount Milligan[4]	150,000 - 160,000			114,000
Copper			60 - 70 M			42 M
Pueblo Viejo[5]	470,000 - 520,000	N/A		245,000	N/A
Khoemacau[6]		1.5 - 1.7 M			1.1 M
Royalty:
Cortez[7]	940,000 - 1,060,000			629,000
Peñasquito[8]	N/A	N/A		123,000	13.8 M
Lead			N/A			86 M
Zinc			N/A			180 M

1	Production estimates received from the operators are for calendar 2023. There can be no assurance that production estimates received from the operators will be achieved. Our stream interests can be affected by several factors that make it difficult to calculate our revenue for a period from the operator’s actual or estimated production for that same period. These factors include the timing of the operator’s concentrate shipments, the delivery of metal to us and the subsequent sale of the delivered metal. These factors do not typically affect our stream interests on operations that produce doré or our royalty interests. Refer to Note 5 of the notes to consolidated financial statements and our cautionary language regarding forward-looking statements, as well as the Risk Factors identified in Part I, Item 1A, of the Company’s Annual Report on Form 10-K for information regarding factors that could affect actual results.
2	Actual production figures shown are from the operators and cover the period January 1, 2023 through September 30, 2023, unless otherwise noted in footnotes to this table. Such amounts may differ from Royal Gold’s reported revenue and production and are not reduced to show the production attributable to our interests.
3	The estimated and actual production figures shown for Andacollo are contained gold in concentrate. Deliveries to Royal Gold are determined using a fixed gold payability factor of 89%.
4	The estimated and actual production figures shown for Mount Milligan are payable gold and copper in concentrate. Deliveries to Royal Gold are determined using a fixed payability factor of 97% for gold and a minimum payability factor of 95% for copper.
5	The estimated and actual production figures shown for Pueblo Viejo are payable gold in doré and represent the 60% interest in Pueblo Viejo held by Barrick Gold Corporation (“Barrick”). Barrick did not provide estimated or actual silver production. Deliveries to Royal Gold are determined using fixed payability factors of 99.9% for gold and 99% for silver.
6	The estimated and actual production figures for Khoemacau are payable silver in concentrate. Deliveries to Royal Gold are determined using a fixed silver payability factor of 90%.
7	The estimated and actual production figures for Cortez include the entirety of the Cortez Complex. Barrick reports production from the entirety of the Cortez Complex and does not report production separately for the Legacy Zone and CC Zone. Production estimates for the Legacy Zone are provided to Royal Gold by Barrick and production estimates for 100% of the Cortez Complex are publicly disclosed by Barrick.
8	The gold and silver production figures shown for Peñasquito are payable gold and silver in concentrate and doré. The lead and zinc production figures shown are payable lead and zinc in concentrate. Actual production figures are for the period January 1, 2023 through September 30, 2023, and no production occurred during the third quarter of 2023 due to the suspension of operations resulting from a strike action on June 7, 2023. Estimated production figures are not available as 2023 production guidance was withdrawn by Newmont on July 20, 2023, due to the suspension of operations.

TABLE 4

Stream Summary

	Three Months Ended		Three Months Ended		As of	As of
	September 30, 2023		September 30, 2022		September 30, 2023	December 31, 2022
Gold Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Mount Milligan	13,000	11,300	18,400	18,200	5,500	5,200
Andacollo	9,300	7,500	3,200	6,800	3,500	3,800
Pueblo Viejo	5,000	6,800	8,900	8,600	5,000	7,900
Other	11,700	11,900	11,900	10,100	4,600	4,100
Total	39,000	37,500	42,400	43,700	18,600	21,000

	Three Months Ended		Three Months Ended		As of	As of
	September 30, 2023		September 30, 2022		September 30, 2023	December 31, 2022
Silver Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Khoemacau	315,000	386,100	290,700	255,900	84,100	105,900
Pueblo Viejo	171,100	150,700	319,100	307,100	171,100	337,800
Other	65,800	76,900	64,300	51,100	14,400	17,500
Total	551,900	613,700	674,100	614,100	269,600	461,200

	Three Months Ended		Three Months Ended		As of	As of
	September 30, 2023		September 30, 2022		September 30, 2023	December 31, 2022
Copper Stream	Purchases (Mlb)	Sales (Mlb)	Purchases (Mlb)	Sales (Mlb)	Inventory (Mlb)	Inventory (Mlb)
Mount Milligan	2.4	3.2	4.5	2.7	—	0.9

	Nine Months Ended		Nine Months Ended
	September 30, 2023		September 30, 2022
Gold Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)
Mount Milligan	44,200	44,000	52,200	47,600
Pueblo Viejo	19,200	22,100	24,600	24,300
Andacollo	18,300	18,500	19,300	21,500
Other	35,900	35,400	33,300	32,100
Total	117,600	120,000	129,400	125,500

	Nine Months Ended		Nine Months Ended
	September 30, 2023		September 30, 2022
Silver Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)
Khoemacau	1,141,200	1,163,100	652,800	580,400
Pueblo Viejo	684,100	850,800	900,700	897,600
Other	205,800	208,800	170,600	175,300
Total	2,031,100	2,222,700	1,724,100	1,653,300

	Nine Months Ended		Nine Months Ended
	September 30, 2023		September 30, 2022
Copper Stream	Purchases (Mlb)	Sales (Mlb)	Purchases (Mlb)	Sales (Mlb)
Mount Milligan	8.4	9.4	11.2	10.3

ROYAL GOLD, INC.

Consolidated Balance Sheets

(Unaudited, in thousands except share data)

	September 30, 2023	December 31, 2022
ASSETS
Cash and equivalents	$102,901	$118,586
Royalty receivables	34,727	49,405
Income tax receivable	14,248	3,066
Stream inventory	9,851	12,656
Prepaid expenses and other	2,039	2,120
Total current assets	163,766	185,833
Stream and royalty interests, net	3,115,580	3,237,402
Other assets	117,817	111,287
Total assets	$3,397,163	$3,534,522
LIABILITIES
Accounts payable	$8,626	$6,686
Dividends payable	24,649	24,627
Income tax payable	22,493	16,065
Other current liabilities	15,079	16,209
Total current liabilities	70,847	63,587
Debt	320,750	571,572
Deferred tax liabilities	135,624	138,156
Other liabilities	8,160	7,738
Total liabilities	535,381	781,053
Commitments and contingencies
EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized; and 0 shares issued	—	—
Common stock, $.01 par value, 200,000,000 shares authorized; and 65,631,760 and 65,592,597 shares outstanding, respectively	656	656
Additional paid-in capital	2,218,695	2,213,123
Accumulated earnings	630,035	527,314
Total Royal Gold stockholders’ equity	2,849,386	2,741,093
Non-controlling interests	12,396	12,376
Total equity	2,861,782	2,753,469
Total liabilities and equity	$3,397,163	$3,534,522

ROYAL GOLD, INC.

Consolidated Statements of Operations and Comprehensive Income

(Unaudited, in thousands except for per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Revenue	$138,617	$131,429	$453,051	$440,226
Costs and expenses
Cost of sales (excludes depreciation, depletion and amortization)	21,351	23,221	69,738	69,670
General and administrative	9,927	7,554	30,020	25,797
Production taxes	1,671	1,119	4,934	4,765
Depreciation, depletion and amortization	40,106	37,761	124,847	129,739
Total costs and expenses	73,055	69,655	229,539	229,971
Operating income	65,562	61,774	223,512	210,255
Fair value changes in equity securities	(462)	356	(171)	(1,221)
Interest and other income	2,436	3,571	7,348	5,665
Interest and other expense	(7,285)	(8,814)	(24,867)	(11,110)
Income before income taxes	60,251	56,887	205,822	203,589
Income tax expense	(10,752)	(10,954)	(28,652)	(20,347)
Net income and comprehensive income	49,499	45,933	177,170	183,242
Net income and comprehensive income attributable to non-controlling interests	(162)	(141)	(509)	(633)
Net income and comprehensive income attributable to Royal Gold common stockholders	$49,337	$45,792	$176,661	$182,609
Net income per share attributable to Royal Gold common stockholders:
Basic earnings per share	$0.75	$0.70	$2.69	$2.78
Basic weighted average shares outstanding	65,619,406	65,579,834	65,606,681	65,571,737
Diluted earnings per share	$0.75	$0.70	$2.68	$2.78
Diluted weighted average shares outstanding	65,757,076	65,660,152	65,743,114	65,661,197
Cash dividends declared per common share	$0.375	$0.350	$1.125	$1.050

ROYAL GOLD, INC.

Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Cash flows from operating activities:
Net income and comprehensive income	$49,499	$45,933	$177,170	$183,242
Adjustments to reconcile net income and comprehensive income to net cash provided by operating activities:
Depreciation, depletion and amortization	40,106	37,761	124,847	129,739
Non-cash employee stock compensation expense	2,763	2,090	7,342	6,632
Fair value changes in equity securities	462	(356)	171	1,221
Deferred tax benefit	1,128	10,357	(6,011)	(17,757)
Other	147	243	592	734
Changes in assets and liabilities:
Royalty receivables	1,730	8,392	14,678	25,612
Stream inventory	807	(519)	2,805	(2,083)
Income tax receivable	(4,646)	(7,344)	(11,182)	(10,141)
Prepaid expenses and other assets	(726)	(1,714)	(3,367)	(3,073)
Accounts payable	74	266	1,940	857
Income tax payable	6,890	(2,330)	6,428	2,646
Other liabilities	(112)	2,210	(709)	(1,310)
Net cash provided by operating activities	$98,122	$94,989	$314,704	$316,319
Cash flows from investing activities:
Acquisition of stream and royalty interests	(8)	(677,988)	(2,678)	(715,829)
Sale of equity securities	—	—	107	—
Other	2	(640)	(256)	(676)
Net cash used in investing activities	$(6)	$(678,628)	$(2,827)	$(716,505)
Cash flows from financing activities:
Repayment of debt	(75,000)	(50,000)	(250,000)	(50,000)
Borrowings from revolving credit facility	—	500,000	—	500,000
Debt issuance costs	(2)	—	(1,535)	—
Net payments from issuance of common stock	(1,626)	(1,546)	(1,373)	(1,438)
Common stock dividends	(24,647)	(22,985)	(73,918)	(68,938)
Other	(97)	(210)	(736)	(751)
Net cash (used in) provided by financing activities	$(101,372)	$425,259	$(327,562)	$378,873
Net decrease in cash and equivalents	(3,256)	(158,379)	(15,685)	(21,313)
Cash and equivalents at beginning of period	106,157	280,617	118,586	143,551
Cash and equivalents at end of period	$102,901	$122,238	$102,901	$122,238

Schedule A – Non-GAAP Financial Measures and Certain Other Measures

Overview of non-GAAP financial measures:

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

We have provided below reconciliations of our non-GAAP financial measures to the comparable GAAP measures. We believe these non-GAAP financial measures provide useful information to investors for analysis of our business. We use these non-GAAP financial measures to compare period-over-period performance on a consistent basis and when planning and forecasting for future periods. We believe these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. The adjustments made to calculate our non-GAAP financial measures are subjective and involve significant management judgement. Non-GAAP financial measures used by management in this report or elsewhere include the following:

1.	Adjusted earnings before interest, taxes, depreciation, depletion and amortization, or adjusted EBITDA, is a non-GAAP financial measure that is calculated by the Company as net income adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. The net income and adjusted EBITDA margins represent net income or adjusted EBITDA divided by total revenue. We consider adjusted EBITDA to be useful because the measure reflects our operating performance before the effects of certain non-cash items and other items that we believe are not indicative of our core operations.
2.	Net debt (or net cash) is a non-GAAP financial measure that is calculated by the Company as debt (excluding debt issuance costs) as of a date minus cash and equivalents for that same date. Net debt (or net cash) to trailing twelve months (TTM) adjusted EBITDA is a non-GAAP financial measure that is calculated by the Company as net debt (or net cash) as of a date divided by the TTM adjusted EBITDA (as defined above) ending on that date. We believe that these measures are important to monitor leverage and evaluate the balance sheet. Cash and equivalents are subtracted from the GAAP measure because they could be used to reduce our debt obligations. A limitation associated with using net debt (or net cash) is that it subtracts cash and equivalents and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. We believe that investors may find these measures useful to monitor leverage and evaluate the balance sheet.
3.	Adjusted net income and adjusted net income per share are non-GAAP financial measures that are calculated by the Company as net income and net income per share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliations below. We consider these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of our operating results excluding items that we believe are not indicative of our fundamental ongoing operations. The tax effect of adjustments is computed by applying the statutory tax rate in the applicable jurisdictions to the income or expense items that are adjusted in the period presented. If a valuation allowance exists, the rate applied is zero.
4.	Free cash flow is a non-GAAP financial measure that is calculated by the Company as net cash provided by operating activities for a period minus acquisition of stream and royalty interests for that same period. We believe that free cash flow represents an additional way of viewing liquidity as it is adjusted for contractual investments made during such period. Free cash flow does not represent the residual cash flow available for discretionary expenditures. We believe it is important to view free cash flow as a complement to our consolidated statements of cash flows.
5.	Cash general and administrative expense, or cash G&A, is a non-GAAP financial measure that is calculated by the Company as general and administrative expenses for a period minus non-cash employee stock compensation expense for the same period. We believe that cash G&A is useful as an indicator of overhead efficiency without regard to non-cash expenses associated with employee stock compensation.

Reconciliation of non-GAAP financial measures to U.S. GAAP measures

Adjusted EBITDA, Adjusted EBITDA margin, net debt, and net debt to TTM adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(amounts in thousands)	2023	2022	2023	2022
Net income and comprehensive income	$49,499	$45,933	$177,170	$183,242
Depreciation, depletion and amortization	40,106	37,761	124,847	129,739
Non-cash employee stock compensation	2,763	2,090	7,342	6,632
Fair value changes in equity securities	462	(356)	171	1,221
Other non-recurring adjustments	—	—	2,440	—
Interest and other, net	4,849	5,243	17,519	5,446
Income tax expense	10,752	10,954	28,652	20,347
Non-controlling interests in operating income of consolidated subsidiaries	(162)	(141)	(509)	(633)
Adjusted EBITDA	$108,269	$101,484	$357,632	$345,994
Net income margin	36%	35%	39%	42%
Adjusted EBITDA margin	78%	77%	79%	79%

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,
(amounts in thousands)	2023	2023	2023	2022
Net income and comprehensive income	$49,499	$63,600	$64,071	$56,700
Depreciation, depletion and amortization	40,106	38,412	46,328	49,196
Non-cash employee stock compensation	2,763	1,943	2,636	1,779
Impairment of royalty interests	—	—	—	4,287
Fair value changes in equity securities	462	509	(799)	282
Other non-recurring adjustments	—	2,440	—	—
Interest and other, net	4,849	5,758	6,912	3,893
Income tax expense	10,752	2,029	15,871	12,579
Non-controlling interests in operating income of consolidated subsidiaries	(162)	(151)	(196)	(327)
Adjusted EBITDA	$108,269	$114,540	$134,823	$128,389
Net income margin	36%	44%	38%	35%
Adjusted EBITDA margin	78%	80%	79%	79%

TTM adjusted EBITDA	$486,021

Debt	$320,750
Debt issuance costs	4,250
Cash and equivalents	(102,901)
Net debt	$222,099

TTM adjusted EBITDA	$486,021
Net debt to TTM adjusted EBITDA	0.46x

Cash G&A:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(amounts in thousands)	2023	2022	2023	2022
General and administrative expense	$9,927	$7,554	$30,020	$25,797
Non-cash employee stock compensation	(2,763)	(2,090)	(7,342)	(6,632)
Cash G&A	$7,164	$5,464	$22,678	$19,165

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,
(amounts in thousands)	2023	2023	2023	2022
General and administrative expense	$9,927	$9,093	$11,000	$8,815
Non-cash employee stock compensation	(2,763)	(1,943)	(2,636)	(1,779)
Cash G&A	$7,164	$7,150	$8,364	$7,036

TTM cash G&A	$29,714

Adjusted net income and adjusted net income per share:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(amounts in thousands, except per share data)	2023	2022	2023	2022
Net income and comprehensive income attributable to Royal Gold common stockholders	$49,337	$45,792	$176,661	$182,609
Fair value changes in equity securities	462	(356)	171	1,221
Discrete tax benefits	—	—	(8,462)	(18,755)
Great Bear Royalty acquisition foreign currency loss	—	2,147	—	2,147
Other non-recurring adjustments	—	—	2,440	—
Tax effect of adjustments	(122)	(475)	(692)	(893)
Adjusted net income and comprehensive income attributable to Royal Gold common stockholders	49,677	47,108	$170,118	$166,329

Net income attributable to Royal Gold common stockholders per diluted share	$0.75	$0.70	2.68	2.78
Fair value changes in equity securities	0.01	(0.01)	—	0.02
Discrete tax benefits	—	—	(0.13)	(0.29)
Great Bear Royalty acquisition foreign currency loss	—	0.03	—	0.03
Other non-recurring adjustments	—	—	0.04	—
Tax effect of adjustments	(0.00)	(0.01)	(0.01)	(0.01)
Adjusted net income attributable to Royal Gold common stockholders per diluted share	$0.76	$0.71	$2.58	$2.53

Free cash flow:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(amounts in thousands)	2023	2022	2023	2022
Net cash provided by operating activities	$98,122	$94,989	$314,704	$316,319
Acquisition of stream and royalty interests	(8)	(677,988)	(2,678)	(715,829)
Free cash flow	$98,114	$(582,999)	$312,026	$(399,510)

Net cash used in investing activities	$(6)	$(678,628)	$(2,827)	$(716,505)
Net cash (used in) provided by financing activities	$(101,372)	$425,259	$(327,562)	$378,873

Other measures

We use certain other measures in managing and evaluating our business. We believe these measures may provide useful information to investors for analysis of our business. We use these measures to compare period-over-period performance and liquidity on a consistent basis and when planning and forecasting for future periods. We believe these measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. Other measures used by management in this report and elsewhere include the following:

1.	Gold equivalent ounces, or GEOs, is calculated by the Company as revenue (in total or by reportable segment) for a period divided by the average LBMA PM fixing price for gold for that same period.
2.	Depreciation, depletion, and amortization, or DD&A, per GEO is calculated by the Company as depreciation, depletion, and amortization for a period divided by GEOs (as defined above) for that same period.
3.	Working capital is calculated by the Company as current assets as of a date minus current liabilities as of that same date. Liquidity is calculated by the Company as working capital plus available capacity under the Company’s revolving credit facility.
4.	Dividend payout ratio is calculated by the Company as dividends paid during a period divided by net cash provided by operating activities for that same period.
5.	Operating margin is calculated by the Company as operating income for a period divided by revenue for that same period.